                                                                      Exhibit 11
                                                                      ----------



                             OCEAN FINANCIAL CORP.

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

            THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                (dollars in thousands, except per share amounts)

                                              Three Months Ended    Nine Months Ended
                                                 September 30,         September 30,
                                              ------------------    -----------------
                                                 1996      1995       1996     1995
                                              ---------  --------   -------  --------
Net income (loss)                            $   (9,818)  1,780      (4,669)    6,237
                                             ==========   =====      ======     =====
Weighted average shares outstanding:
 Weighted average shares issued               9,059,124       -           -         -
 Less: Average shares held by the ESOP         (671,046)      -           -         -
 Plus: ESOP shares released or committed
  to be released during the fiscal year          34,832       -           -         -
                                             ----------   -----      ------     -----
      Weighted average shares outstanding     8,422,910       -           -         -
                                             ==========   =====      ======     =====

Earnings (loss) per share                    $    (1.17)      -           -         -
                                             ==========   =====      ======     =====